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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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KITE REALTY GROUP TRUST

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KITE REALTY GROUP TRUST

30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2005

Dear Shareholder:

You are cordially invited to attend our 2005 annual meeting of shareholders to be held on Friday, May 13, 2005, at 9:00 a.m., local time, at

30 S. Meridian Street
Eighth Floor
Indianapolis, IN 46204

for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2006.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 15, 2005 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees
Dame Prout
Secretary

Indianapolis, Indiana
April 13, 2005

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	6
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	6
EXECUTIVE COMPENSATION AND OTHER INFORMATION	12
EQUITY COMPENSATION PLAN INFORMATION	15
PERFORMANCE GRAPH	16
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	17
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	18
REPORT OF THE AUDIT COMMITTEE	19
PRINCIPAL SHAREHOLDERS	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
OTHER MATTERS	27
APPENDIX A — COPY OF AUDIT COMMITTEE CHARTER	A-1

KITE REALTY GROUP TRUST

30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2005 annual meeting of shareholders, to be held at 9:00 a.m, local time, on Friday, May 13, 2005 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees, or Board. “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2004 annual report to shareholders are first being mailed to shareholders beginning on or about April 15, 2005.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 15, 2005, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 15, 2005, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 15, 2005.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 15, 2005 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 19,148,267 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, and as recommended by our Board of Trustees with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2005 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that if these nominees are elected, five of the seven trustees serving on the Board of Trustees, William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2006 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title
Alvin E. Kite, Jr.	71	Chairman of the Board of Trustees
John A. Kite	39	Chief Executive Officer, President and Trustee
William E. Bindley	64	Trustee
Dr. Richard A. Cosier	57	Trustee
Eugene Golub	74	Trustee
Gerald L. Moss	69	Trustee
Michael L. Smith	56	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee.

Alvin E. Kite, Jr. has served as a trustee since our formation in March 2004 and as our Chairman of the Board of Trustees since our initial public offering in August 2004. He also is the founder and Chairman of Kite, Inc., which was started in 1960 and has grown to become one of the nation’s largest interior construction firms. Prior to our initial public offering, Mr. Kite was the founder and Chairman of our predecessor companies and other affiliated companies (“Kite Companies”). Under Mr. Kite’s leadership, Kite Companies grew to include Kite Development Corporation, KMI Realty Advisors, Inc., and Kite Construction, Inc., which has provided general and interior construction and construction management services in North America, Europe, the Middle East, and North Africa. Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in the school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. He also serves on the Board of Directors of Meridian Hills Country Club in Indianapolis. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Upon graduation, he attended the Air Force Management School and served as a fighter pilot from 1955-1958, after which he served in the Air Force Reserves as a troop carrier pilot. Alvin E. Kite, Jr. is John A. Kite’s father.

John A. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer and President since our initial public offering in August 2004. Prior to our initial public offering, he had served as President and CEO of Kite Companies since 1997. Mr. Kite was responsible for the strategic direction and operating results for all four operating divisions of Kite Companies. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite Companies’ projects. In this capacity, Mr. Kite oversaw in excess of $250 million in financing. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that currently oversees approximately $200 million of diverse real estate holdings for pension fund clients. Mr. Kite holds a B.A. in Economics from DePauw University and began his career in 1987 at Harris Trust and Savings Bank in Chicago. John A. Kite is Alvin E. Kite, Jr.’s son.

William E. Bindley has served as a trustee since our initial public offering in August 2004. He is our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. Since 1992, he has also been Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, CEO and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the boards of Priority Healthcare Corporation and Shoe Carnival, Inc., both of which are Nasdaq-listed companies. He previously served on the boards of Cardinal Health and Key Banks, NA (Cleveland, Ohio). He is currently Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President’s Advisory Council at Purdue.

Dr. Richard A. Cosier has served as a trustee since our initial public offering in August 2004. He has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999 and Director of the Burton D. Morgan Center for Entrepreneurship since 2001. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and served on the board at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. His community service includes, among others, chairing the Norman Economic Development Coalition and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

Eugene Golub has served as a trustee since our initial public offering in August 2004. He is the founder and since 1965 has been Chairman of Golub & Company, a private company which has been involved in more than $3.0 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the boards of ARCap REIT, Inc. and The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

Gerald L. Moss has served as a trustee since our initial public offering in August 2004. He is of counsel with Bingham McHale LLP, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center and RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and

Indiana State Bar Association. His university and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana. In March 2004, Mr. Moss was named an Indiana Super Lawyer being voted one of the top 5% of all lawyers in Indiana by peer selection.

Michael L. Smith has served as a trustee since our initial public offering in August 2004. He retired from his position as Executive Vice President and CFO of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, on January 31, 2005, positions he had held since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and CFO of Anthem Blue Cross and Blue Shield’s operations in the Midwest and Connecticut. Mr. Smith was the co-executive sponsor of Anthem’s $4.0 billion initial public offering in 2001, when Anthem executed one of the largest IPOs in the history of the New York Stock Exchange. Mr. Smith serves on the boards of directors of First Indiana Corporation, a Nasdaq-listed bank holding company, InterMune, Inc., a Nasdaq-listed biopharmaceutical company, Finishmaster, Inc., and the Legacy Fund of Hamilton County. Mr. Smith is also a member of the Board of Trustees of DePauw University. He has maintained several community service leadership roles, including Indianapolis Symphony, Children’s Museum of Indianapolis, Family Support Center, St. Vincent’s Hospital Foundation, Eiteljorg Museum and the Crossroads Rehabilitation Center.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Title
Alvin E. Kite, Jr.	71	Chairman of the Board of Trustees
John A. Kite	39	Chief Executive Officer, President and Trustee
Thomas K. McGowan	40	Executive Vice President of Development, Chief Operating Officer
Daniel R. Sink	37	Senior Vice President and Chief Financial Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Alvin E. Kite, Jr. and John A. Kite, whose positions and backgrounds are described above.

Thomas K. McGowan has been our Executive Vice President of Development and Chief Operating Officer since our initial public offering in August 2004. Mr. McGowan also had been Executive Vice President of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 18 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels.

Daniel R. Sink has been our Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Mr. Sink had been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, the corporate accounting function, corporate tax planning, overall company financial budgeting, and corporate operations and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (which subsequently merged into BKD LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

INFORMATION REGARDING CORPORATE GOVERNANCE AND
BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines a code of business conduct and ethics and a code of ethics for our principal executive officer and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204. A copy of our Audit Committee Charter is attached as Appendix A to this proxy statement.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of such company affirmatively determines that the trustee has no material relationship with such company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•	a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•	a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•	a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

•	a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent.”

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith is “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bindley, Cosier, Golub and Smith has no known relationship with the Company. In determining that Mr. Moss meets the criteria for independence under the NYSE listing standards, the board considered the fact that Mr. Moss is of Counsel at Bingham McHale, a law firm that provided limited peripheral legal services to the Company in 2004. In light of the fact that the work performed by the firm was not performed or otherwise supervised by Mr. Moss and the total amount that we paid to the firm was approximately $4,000, the Board of Trustees determined that Mr. Moss is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material. John A. Kite is not independent as he is an employee of the Company, and Alvin E. Kite, Jr. is not independent as he is an employee of the Company and is John A. Kite’s father.

Lead Trustee

Our Board of Trustees established the position of “lead” trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the Board of Trustees from among the independent trustees. The lead trustee is currently William E. Bindley. The role of the lead trustee is to serve as liaison between (a) the Board of Trustees and management, including the Chief Executive Officer, (b) independent trustees and (c) interested third parties and the Board of Trustees.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2004, the Board of Trustees met twice, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he served during his period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. As we completed our initial public offering in August 2004, we did not have an annual meeting of shareholders during 2004.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 15, 2005:

Name	Audit	Compensation	Corporate Governance and Nominating
William E. Bindley		X*	X
Dr. Richard A. Cosier	X		X
Eugene Golub		X
Gerald L. Moss	X		X*
Michael L. Smith	X*	X

*	Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of the audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that Michael L. Smith is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

During 2004, the Audit Committee met twice, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•	review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

During 2004, the Compensation Committee met twice, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•	recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	oversee the evaluation of the Board of Trustees and management; and

•	ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)    high integrity;

(2)    an ability to exercise sound judgment;

(3)    an ability to make independent analytical inquiries;

(4)    a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)    a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)    whether the person possesses specific real estate expertise and familiarity with general issues affecting the Company’s business;

(2)    whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)    whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)    the importance of continuity of the existing composition of the Board of Trustees; and

(5)the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)    as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)    as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2004, the Corporate Governance and Nominating Committee met twice, including telephonic meetings.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. We pay our non-employee trustees $1,000 per board or committee meeting and we reimburse them for their reasonable travel expenses incurred in connection with their attendance at board meetings. Non-employee trustees receive a $25,000 annual retainer and non-employee trustee committee chairs are paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also receives a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted shares that vest on August 16, 2005, the first anniversary of the date of grant, and will receive annually each year after their initial election, restricted shares with a value of $15,000.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares with a value equal to approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board (or by February 10, 2010 in the case of persons who were trustees on the date the guidelines were adopted).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Tables

The following tables contain certain compensation information for our Chief Executive Officer and our three other executive officers, who we collectively refer to as our “named executive officers” from January 1, 2003 to August 15, 2004 for our predecessor company and August 16, 2004 to December 31, 2004 for us:

(a)	Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name & Principal Position	Year	Salary		Bonus		Other Annual Compensation		Securities Underlying Options/SARS		All Other Compensation
Alvin E. Kite, Jr.,	2004	$212,500	(1)	$0		$9,000	(2)	150,000	(3)	$773	(5)
Chairman	2003	250,000	(4)	53,904	(4)	9,000	(2)	—		12,544

John A. Kite,	2004	$246,875	(1)	$0		$9,000	(2)	200,000	(3)	$4,472	(5)
Chief Executive Officer	2003	200,000	(4)	53,904	(4)	9,000	(2)	—		8,529
and President

Thomas K. McGowan,	2004	$228,125	(1)	$0		$9,000	(2)	150,000	(3)	$2,883	(7)
Executive Vice President of	2003	200,000	(4)		(6)	9,000	(2)	—		20,780
Development and Chief
Operating Officer

Daniel R. Sink,	2004	$161,875	(1)	$0	(8)	$9,000	(2)	100,000	(3)	$2,945	(7)
Senior Vice President and	2003	133,000	(4)	35,000	(9)	9,000	(2)	—		2,654
Chief Financial Officer

(1)	Represents the salary that our predecessor paid to the executive officer from January 1, 2004 to August 15, 2004 as well as the salary that we paid to the executive officer from August 16, 2004 to December 31, 2004. The annualized base salary payable by us to each executive officer beginning August 16, 2004 was as follows: Alvin E. Kite, Jr. $150,000; John A. Kite $325,000; Thomas K. McGowan $275,000; and Daniel R. Sink $210,000.

(2)	Represents estimated value of employer-provided automobile or automobile allowance.

(3)	Represents options awarded at the close of our initial public offering in August 2004, which vest over five years as follows: 1/5 of the total number of shares covered by the option vest on the one-year anniversary of the grant date; thereafter 1/60 of the total number of shares covered by the option vest on a monthly basis. The options were granted at an exercise price equal to the initial public offering price of $13.00.

(4)	Represents the salary and bonus that our predecessor paid to the executive officer in 2003.

(5)	Represents club dues that our predecessor paid to the executive officer from January 1, 2004 to August 15, 2004.

(6)	Mr. McGowan was paid a bonus of $53,904 in 2003 that related to the 2002 fiscal year.

(7)	Represents club dues and 401(k) contributions that our predecessor paid to the executive officer from January 1, 2004 to August 15, 2004 as follows: Thomas K. McGowan $2,133 in club dues and $750 in 401(k) contributions; and Daniel R. Sink $2,195 in club dues and $750 in 401(k) contributions.

(8)	Excludes a $100,000 bonus paid on behalf of Kite Capital, LLC, one of the entities excluded from our August 2004 formation transactions.

(9)	Mr. Sink was paid a bonus of $35,000 in 2004 that related to the 2003 fiscal year.

(b)	Option Grants in 2004

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% (2)	10% (2)
Alvin E. Kite, Jr.	150,000	17.2%	$13.00	8/16/2014	$3,176,345	$5,057,798
John A. Kite	200,000	22.9%	$13.00	8/16/2014	$4,235,126	$6,743,730
Thomas K. McGowan	150,000	17.2%	$13.00	8/16/2014	$3,176,345	$5,057,798
Daniel R. Sink	100,000	11.5%	$13.00	8/16/2014	$2,117,563	$3,371,865

(1)	The options vest over five years as follows: 1/5 of the total number of shares covered by the option vest on the one-year anniversary of the grant date; thereafter 1/60 of the total number of shares covered by the option vest on a monthly basis. The employment agreements for Alvin E. Kite, Jr, John A. Kite, Thomas K. McGowan and Daniel R. Sink provide that if the respective individual terminates his employment for “good reason” or is terminated without “cause,” all equity awards held by the individual will become 100% vested. “Good reason” includes a change in control.

(2)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of our common shares.

(c)	Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Alvin E. Kite, Jr.	0	$0	0	150,000	$0	$342,000
John A. Kite	0	$0	0	200,000	$0	$456,000
Thomas K. McGowan	0	$0	0	150,000	$0	$342,000
Daniel R. Sink	0	$0	0	100,000	$0	$228,000

(1)	Based upon the closing price per share of our common shares of $15.28 on December 31, 2004.

Employment and Noncompetition Agreements

We have entered into employment agreements with each of our named executive officers.

Pursuant to their agreements, Messrs. Al Kite, John Kite, McGowan and Sink have agreed to serve, respectively, as (a) chairman of our Board of Trustees, (b) our president and chief executive officer, (c) our executive vice president of development and chief operating officer, and (d) our senior vice president and chief financial officer. The term of each agreement commenced concurrently with the closing of our initial public offering on August 16, 2004 and ends on December 31, 2007, with automatic one-year renewals unless either we or the individual elects not to renew the agreement. Under the agreements, Al Kite receives an annual salary of $150,000, John Kite receives an annual salary of $325,000, Mr. McGowan receives an annual salary of $275,000, and Mr. Sink receives an annual salary of $210,000, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof. Each of the executives also is eligible to participate in our bonus plan, the terms of which have been established by the compensation committee of our Board of Trustees. In addition, each executive participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future. Among other perquisites, each executive also receives either an annual automobile allowance of $9,000 or a suitable automobile provided by us.

In the event any executive’s employment agreement is terminated for disability or death (and, in the case of Al Kite only, if he retires), he or the beneficiaries of his estate will receive any accrued and unpaid salary, vacation and other benefits and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable. If we terminate any executive’s employment agreement for “cause” or an executive (other than Al Kite) terminates his employment agreement without “good reason,” the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, and any bonus as provided for in the bonus plan.

If we terminate any executive’s employment agreement without “cause” or an executive terminates his employment agreement for “good reason,” the executive will have the right to receive any accrued and unpaid salary, vacation and other benefits and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), continued medical benefits for one year, and a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination of the agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink). In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew any executive’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

The employment agreements define “cause” as an executive’s: conviction for a felony; commission of an act of fraud, theft or dishonesty related to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or non-competition agreement; or willful and continuing breach of the employment agreement.

The employment agreements define “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreements); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

Each executive is entitled to receive payment from us of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

In addition to the employment agreements, the executives entered into noncompetition agreements with us, which were effective as of the completion of our initial public offering on August 16, 2004. With respect to Messrs. Al Kite, John Kite and McGowan, the noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s employment plus an additional one-year period. With respect to Mr. Sink, the noncompetition agreement covers the period of the executive’s employment plus an additional one-year period. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. With respect to Messrs. Al Kite, John Kite and McGowan, the nonsolicitation covenant lasts for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s employment plus an additional two-year period. With respect to Mr. Sink, the nonsolicitation covenant lasts for a period of the executive’s employment plus an additional two-year period.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2004.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	867,450	$13.00	1,117,550
Equity compensation plans not approved by shareholders	0	N/A	0
Total	867,450	$13.00	1,117,550

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of our common shares for the period from August 11, 2004, the date that our common shares began trading on NYSE, to December 31, 2004, to the S&P 500 Index and to the published NAREIT All Equity REIT Index over the same period. The graph assumes that the value of the investment in our common shares and each index was $100 at August 11, 2004 and that all dividends were reinvested. The shareholder return shown on the graph below is not indicative of future performance.

COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*

AMONG KITE REALTY GROUP TRUST, THE S&P 500 INDEX
AND THE NAREIT EQUITY INDEX

Index	8/11/04	8/31/04	9/30/04	10/31/04	11/30/04	12/31/04
Kite Realty Group Trust	100.00	101.92	101.15	101.54	106.77	117.54
S&P 500	100.00	100.40	101.49	103.04	107.21	110.86
NAREIT All Equity REIT Index	100.00	107.94	107.87	113.64	118.54	124.30

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company completed its initial public offering on August 16, 2004. Salaries were established for, and initial long-term incentive compensation awards were made to, the Company’s executive officers at that time, without the Compensation Committee’s involvement. As a result, the Compensation Committee has had limited involvement in compensation decisions for the year ended December 31, 2004. Set forth below is the report of the Compensation Committee (the “Committee”) regarding the compensation paid by the Company to its executive officers with respect to 2004.

Compensation Policies for Executive Officers

Our compensation policies are designed to:

•	attract and retain the best possible executive talent;

•	motivate these executives to achieve the goals inherent in our business strategy;

•	link executive and shareholder interests through performance goals and equity-based plans; and

•	provide compensation packages to our executive officers that recognize individual contributions as well as overall business results.

In determining the compensation arrangements of our executive officers, the Committee considers, among other things, the responsibilities of the position held and the experience of the individual, the competitive marketplace for executive talent and the compensation levels of similarly-situated executives at comparable publicly-traded REITs and, where applicable, other public companies. In addition, the Committee considers achievement of certain performance levels by the Company, including growth in funds from operations and acquisition and development activities, and the individual executive’s performance and contribution to these corporate goals.

In determining the long-term incentive component of compensation for executive officers, the Committee considers our performance and relative shareholder return and the value of similar incentive awards to executive officers at comparable companies.

Components of Executive Officer Compensation

The components of our executive officer compensation program consist of base salary, bonus and long-term incentive compensation, currently awarded through the use of restricted share grants and/or share options.

Base Salary.    Base salaries for our executive officers were established in August 2004 in connection with the Company’s initial public offering. Under the terms of employment agreements entered into with the executive officers at that time, these base salaries cannot be reduced by the Company during the terms of the agreements. The Committee was not involved in establishing these salaries, and did not approve any increases to these salaries in 2004.

Bonuses.    Bonuses were not paid to our executive officers with respect to 2004 performance, because the Compensation Committee believed that the executive officers were appropriately compensated for their 2004 performance as a result of benefits received in connection with the Company’s initial public offering.

Long-Term Incentive Compensation.    Our executive officers received long-term incentive compensation awards, in the form of share options, in August 2004 in connection with the Company’s initial public offering. The Committee was not involved in granting these awards, and did not approve any additional awards with respect to 2004.

Compensation of Chief Executive Officer

The Committee will be responsible for approving the compensation arrangements for John Kite, the Company’s Chief Executive Officer. For 2004, the Committee did not approve any increases in base salary beyond what was established in Mr. Kite’s employment agreement that was entered into in August 2004 in connection with the Company’s initial public offering. The Committee also did not approve any bonus payment or long-term incentive compensation award for Mr. Kite for 2004.

Tax Limits on Executive Compensation

The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Respectfully submitted,

The Compensation Committee of the Board of Trustees

William E. Bindley (Chairman)
Eugene Golub
Michael L. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to the closing of our initial public offering, all compensation decisions were made by our Board of Trustees, which consisted at the time of Alvin E. Kite, Jr. and John A. Kite.

Since the closing of our initial public offering, the members of the Compensation Committee of the Board of Trustees have consisted of William E. Bindley, Eugene Golub and Michael L. Smith, each of whom is an independent trustee. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Smith, Cosier and Moss. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board, Standard No. 1, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and the Company. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements for 2004 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

Michael L. Smith (Chairman)
Dr. Richard A. Cosier
Gerald L. Moss

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of the record date by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Beneficial Owner Named Executive Officers and Trustees	Number of Shares and Units Beneficially Owned		% of All Shares and Units	Number of Shares Beneficially Owned	% of All Shares
Alvin E. Kite, Jr. (1)	3,369,368	(2)	12.28%	595,804	3.11%
John A. Kite (3)	2,064,424	(4)	7.53%	220,529	1.15%
Paul W. Kite	2,006,999		7.32%	161,285	*
Thomas K. McGowan	1,429,791	(5)	5.21%	11,773	*
Daniel R. Sink	61,938		*	400	*
Eugene Golub (6)	22,200		*	22,200	*
William E. Bindley	13,000		*	13,000	*
Michael L. Smith	13,000		*	13,000	*
Gerald L. Moss	5,000		*	5,000	*
Dr. Richard A. Cosier	3,000		*	3,000	*
All trustees and executive officers as a group (9 persons)	6,981,721		25.45%	884,706	4.62%

More than Five Percent Beneficial Owners
Franklin Resources, Inc. (7)	1,700,000		6.20%	1,700,000	8.88%
Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc.
Delaware Management Holdings (8)	1,625,900		5.93%	1,625,900	8.49%
Delaware Management Business Trust
LaSalle Investment Management, Inc. (9)	1,429,594		5.21%	1,429,594	7.47%
LaSalle Investment Management (Securities), L.P.
Stichting Pensioenfonds ABP (10)	1,390,000		5.07%	1,390,000	7.26%
AMVESCAP PLC (11)	1,264,971		4.61%	1,264,971	6.61%
AEW Capital Management, L.P. (12)	992,900		3.62%	992,900	5.19%
AEW Capital Management, Inc. AEW Management and Advisors, L.P. AEW Investment Group, Inc.

*	Less than 1%

(1)	Includes 21,500 common shares owned by Alvin E. Kite, Jr.’s spouse.

(2)	Includes 192,307 limited partnership units held by an irrevocable trust for the benefit of Alvin E. Kite, Jr.’s son and 75,758 limited partnership units held by a grantor retained annuity trust.

(3)	Includes 10,000 common shares owned by John A. Kite’s spouse.

(4)	Includes 200,000 limited partnership units held by a grantor retained annuity trust.

(5)	Includes 141,800 limited partnership units held by a grantor retained annuity trust.

(6)	Includes 19,200 common shares owned through a trust.

(7)	Based on information provided by the beneficial owners in a Schedule 13G filed with the SEC on February 14, 2005, the securities are held by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries, the adviser subsidiaries, of Franklin Resources, Inc. under contracts which grant to the adviser subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. ,the principal shareholders, each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. Franklin Resources, Inc. and the principal shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by Franklin Resources, Inc.’s subsidiaries. Franklin Resources, Inc., the principal shareholders and each of the adviser subsidiaries disclaim any economic interest or beneficial ownership in any of the securities indicated as beneficially owned in the above table. The address for Franklin Resources, Inc., the principal shareholders and each of the advisor subsidiaries is One Franklin Parkway, San Mateo, CA 94403.

(8)	Based on information provided in a Schedule 13G/A filed jointly by Delaware Management Holdings and Delaware Management Business Trust on April 8, 2005, Delaware Management Holdings and Delaware Management Business Trust each have sole voting and dispositive power with respect to the entire number of these shares. Lincoln National Corp. is the ultimate parent of Delaware Management Business Trust. The address of Delaware Management Holdings and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(9)	Based on information provided by the beneficial owners in a Schedule 13G filed with the SEC on February 15, 2005, the reported securities include 372,344 shares beneficially owned by LaSalle Investment Management, Inc. (“LaSalle”) and 1,057,250 shares beneficially owned by LaSalle Investment Management (Securities), L.P. (“LaSalle Securities”), a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. The Schedule 13G indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that (i) LaSalle has shared dispositive power with respect to 372,344 shares and shared voting power with respect to 96,600 shares and (ii) LaSalle Securities has sole dispositive power with respect to 99,577 shares, shared dispositive power with respect to 957,673 shares, sole voting power with respect to 99,577 shares and shared voting power with respect to 601,189 shares. The address of LaSalle and LaSalle Securities is 200 East Randolph Drive, Chicago, IL 60601.

(10)	Based on information provided by Stichting Pensioenfonds ABP in a Schedule 13G filed with the SEC on February 3, 2005, Stichting Pensioenfonds ABP has sole voting and dispositive power with respect to the entire number of these shares. The address for Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(11)	Based on information provided by AMVESCAP PLC in a Schedule 13G filed with the SEC on February 15, 2005, INVESCO Institutional (N.A.), Inc., a subsidiary of AMVESCAP PLC, has sole voting and dispositive power with respect to the entire number of these shares. The address for AMVESCAP is 11 Devonshire Square, London EC2M 4YR, England.

(12)	Based on information provided in a Schedule 13G filed jointly by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc., collectively, the AEW Entities, with the SEC on February 14, 2005. Each AEW Entity has sole voting and dispositive power over 992,900 common shares. The address for the AEW Entities is World Trade Center East, Two Seaport Lane, Boston, MA 02110-2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

As described below, as part of our formation transactions, Messrs. Al Kite, our Chairman, John Kite, our Chief Executive Officer and President, Tom McGowan, our Executive Vice President of Development and Chief Operating Officer, and Paul Kite (son of Al Kite and brother of John Kite), whom we refer to as the Principals, entered into contribution agreements with us and our operating partnership on April 1, 2004 and April 5, 2004, and Kite Development Corporation, Kite Construction and KMI Realty Advisors, which we refer to as the Service Companies, entered into merger agreements with certain of our subsidiaries on April 5, 2004, as amended on August 10, 2004, pursuant to which the Principals contributed their direct or indirect interests in the property entities, the Service Companies and other specified assets and liabilities to us or our operating partnership, in exchange for shares and units.

Contribution Agreements and Tax Protection Agreement

Our operating partnership acquired interests in certain of the property entities pursuant to contribution agreements, dated April 1, 2004 and April 5, 2004, with the individuals or entities that held those interests. Each contribution was subject to all of the terms and conditions of the applicable contribution agreement, including the completion of our initial public offering, which occurred in August 2004. The contributors transferred their direct or indirect interests in the property entities to us or our operating partnership (or to a wholly-owned subsidiary of our operating partnership) for shares, operating partnership units, cash and/or the assumption of certain liabilities. We assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed.

Under their respective contribution agreements and the Service Company merger agreements, as applicable,

•	Al Kite and related entities received approximately 497,000 shares and approximately 2.8 million units (with a value of approximately $43 million, which then represented an approximate 13% beneficial interest in the Company on a fully diluted basis);

•	John Kite and related entities received approximately 174,000 shares and approximately 1.8 million units (with a value of approximately $26 million, which then represented an approximate 8% beneficial interest in the Company on a fully diluted basis);

•	Paul Kite and related entities received approximately 155,000 shares and approximately 1.8 million units (with a value of approximately $26 million, which then represented an approximate 8% beneficial interest in the Company on a fully diluted basis);

•	Tom McGowan and related entities received approximately 7,000 shares and approximately 1.4 million units (with a value of approximately $19 million, which then represented an approximate 6% beneficial interest in the Company on a fully diluted basis);

•	Dan Sink and related entities received approximately 62,000 units (with a value of approximately $800,000, which then represented an approximate 0.2% beneficial interest in the Company on a fully diluted basis);

•	Certain other members of our management team and related entities received approximately 85,000 units (with a value of approximately $1.1 million, which then represented an approximate 0.3% beneficial interest in the Company on a fully diluted basis); and

•	Ken Kite (brother of Al Kite and uncle of John Kite and Paul Kite) received approximately 158,000 units (with a value of approximately $2.0 million, which then represented an approximate 0.6% beneficial interest in the Company on a fully diluted basis).

We have agreed with the Principals that, if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, we will indemnify those contributors for their tax liabilities attributable to the built-in gain that existed with respect to such property interest as of the time of our initial public offering in August 2004 (and tax liabilities incurred as a result of the reimbursement payment). These tax indemnities would not apply in the event of a tax-deferred disposition of a restricted property if the restricted property is disposed of in a transaction in which no gain is required to be recognized (for example, a 1031 exchange, or a tax-free partnership merger or contribution). However, the tax protection then would apply to the replacement property (or the partnership interest received in the exchange), to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transactions.

We also have agreed with the Principals and Ken Kite that, if we dispose of other assets contributed by the Principals that generate more than $4 million of built-in gain for our Principals and Ken Kite, as a group, in any single year through 2016, we will reimburse the Principals and Ken Kite for tax liabilities incurred with respect to the amount of built-in gain triggered in excess of $4 million. To the extent that less than $4 million in permitted gain is recognized in any single year, the balance will carryforward and can be triggered in later years, subject to a limitation that the total gain that may be recognized in any single year without a tax reimbursement obligation will not exceed $10 million in any year through 2011, or $20 million in any year between 2012 and 2016. This undertaking will terminate on December 31, 2016.

We also have agreed to maintain approximately $33 million of mortgage indebtedness or, alternatively, to offer the Principals and Ken Kite the opportunity to guarantee specific types of the operating partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities.

Property dispositions that would give rise to an indemnification obligation under the tax protection agreement must be approved by a majority of our independent trustees.

Partnership Agreement

Concurrently with the closing of our initial public offering in August 2004, we entered into a partnership agreement with the various limited partners of our operating partnership. We are the general partner of the operating partnership and we own approximately 70% of the limited partner interests in the operating partnership. The Principals, who are trustees and/or executive officers of the Company, or entities related to them, are limited partners in our operating partnership.

Option Agreements

Upon completion of our initial public offering in August 2004, we entered into option agreements with the Principals or entities controlled or owned by the Principals that grant our operating partnership the right to acquire each of the following properties or interests therein. Other than the Tarpon Springs Plaza property described below, we do not currently own any interests in these properties. The Principals entered into a cost-sharing agreement with us for the development, leasing, and initial management of Tarpon Springs Plaza and 126th Street & Meridian Medical Complex, which enables us to earn development, leasing and management fees on these projects. In 2004 we did not earn any such fees. In addition, we perform construction services on these projects as required. There were no construction services performed in 2004.

126th Street & Meridian Medical Complex.    In August 2004, the Principals had the right to acquire land located at the southeast corner of 126th and Meridian in Indianapolis, Indiana. It was originally contemplated that this property would be divided into two parcels, with each to be improved with a medical office building. In August 2004, we entered into separate option agreements, one for each parcel, pursuant to which we had the right to acquire the Principals’ interest in each parcel. However, in March 2005, we were advised that this development project will not be pursued.

Erskine Village.    A joint venture among Kite South Bend, LLC, Kimco Realty Corporation and Schottenstein Management purchased this 800,000 square foot Scottsdale Mall location in South Bend, Indiana in August 2003. Our operating partnership has the right to purchase Kite South Bend, LLC’s 25% interest in this joint venture (or the Principals’ 100% interest in Kite South Bend, LLC), subject to approval of the Principals’ joint venture partners and the lender.

Under the terms of this option agreement, once the property reaches 85% occupancy, we may directly or indirectly acquire the property (or the Principals’ interest therein) at a price equal to the lesser of:

•	the annualized net operating income for the property (based on net operating income over a three-month period which includes the month of exercise) divided by 8.5% multiplied by the Principals’ interest in the property; or

•	the then fair market value of the property based on the average of two appraisals (or the average of the two closest of three appraisals in certain circumstances) multiplied by the Principals’ interest in the property.

The option price is payable in operating partnership units or cash, at our option. Our option expires four years from the date construction begins on the property. We also have a right of first refusal to acquire the property (or the Principals’ interest therein) if a third party offers to acquire the property (or the interest) at the price offered by the third party or, if the option is then exercisable, at the option price described above, if lower. If we do not acquire the property during the four-year option period, then the Principals will agree to sell the property (or their interests therein) as soon as reasonably practicable.

The exercise of the option is subject to the approval of the independent members of our Board of Trustees.

Acquisition of Tarpon Springs Plaza Development Property

On March 31, 2005, our operating partnership entered into a contribution agreement with Brentwood Holdings, LLC, and the Principals, pursuant to which the operating partnership acquired a 100% interest in Tarpon Springs Plaza, a 15-acre development site located at the southeast corner of I-75 and Immokalee Road in Naples, Florida. In August 2004, in connection with our initial public offering, the operating partnership had entered into an option agreement granting the operating partnership the right to purchase the Principals’ interest in the Tarpon Springs Plaza development property. We elected to accelerate the acquisition of the property prior to stabilization as construction is set to commence in the early summer of 2005, although there can be no assurance that construction will commence at that time.

Pursuant to the contribution agreement, the operating partnership acquired the Principals’ 100% interest in the development property by acquiring 100% of the membership interests in the entity that owns the development property. The aggregate purchase price was approximately $7.2 million, which includes the assumption and repayment of indebtedness. A portion of the purchase price, approximately $3.1 million, equaled the Principals’ cost in the project with no profit, and was paid through the issuance of 214,049 units of limited partnership interest in the operating partnership to Brentwood Holdings, LLC (which is owned by Al Kite (30%), John Kite (25%), Paul Kite (25%) and Tom McGowan (20%)). In addition, the operating partnership assumed approximately $220,000 in accounts payable and repaid another approximately $3.9 million in existing indebtedness on the development property. The transaction was approved by the outside members of our Board of Trustees.

Registration Rights

The Principals and related entities, Dan Sink and other persons who acquired common shares or units in our operating partnership in connection with our formation transactions received registration rights with respect to all of the shares and units acquired by them in the formation transactions that obligated us, beginning as early as one year after the completion of our initial public offering in August 2004, to seek to register our common shares acquired by them in the formation transactions or received upon redemption of units. In addition, in connection with the Tarpon Springs Plaza property acquisition, we agreed to provide Brentwood Holdings LLC and the Principals with registration rights as to the common shares issuable upon redemption of the units of limited partnership interest issued to Brentwood Holdings, LLC in the acquisition transaction.

Other Contracts with Affiliates

We were formed in March 2004 but neither we, our operating partnership nor our other subsidiaries had any operations until August 16, 2004. We commenced operations on August 16, 2004 upon completion of our initial public offering and related formation transactions as described above.

Kite, Inc.

Service Contracts

The interests held by Al Kite (96.4%), John Kite (1.8%) and Paul Kite (1.8%) in Kite, Inc., which provides interior construction services to third parties, continues to be held by such individuals. Kite, Inc. currently is a party to five contracts that were assumed by us, with a total contract amount of approximately $2.1 million, relating to the properties contributed to us in connection with our formation transactions. The Company received services totaling $3.1 million during 2004 and the amount payable to Kite, Inc. as of December 31, 2004 was $157,252.

Office Lease

Kite, Inc. leases office space from us at our headquarters at Thirty South and certain parking spaces at Union Station Parking Garage pursuant to a lease entered into in August 2004. The lease runs through September 2015 and provides for monthly rent payments of $7,057. We received approximately $29,532 in rent under this lease in 2004.

KMI Management

KMI Management, in which Al Kite (58.4%), John Kite (19.5%) and Paul Kite (17.1%) indirectly own interests and in which Tom McGowan (5.0%) directly owns an interest, leases from us the conference center at our headquarters at Thirty South pursuant to a lease dated January 1, 2004 which we assumed in August 2004 in connection with our initial public offering and related formation transactions. The lease runs through December 2015 and provides for monthly rent payments of $13,977. The lease is terminable by the tenant on 30 days’ notice. Since August 16, 2004 we have received approximately $27,954 in rent under this lease.

In August 2004, we entered into a non-exclusive aircraft lease agreement with KMI Management providing for the lease, by us for company business, of an aircraft owned by KMI Management. Under the terms of the lease agreement, we are required to pay an hourly rent and an hourly fee as compensation for services and supplies and to reimburse KMI Management for certain other expenses associated with the use of the aircraft. We did not lease the aircraft or make any payments to KMI Management for use of the aircraft during 2004.

Paul Kite Consulting Agreement

In August 2004, we entered into a consulting agreement with Paul Kite pursuant to which he will continue to assist us in identifying real estate retail and commercial development, construction, acquisition and operation projects. Under this agreement, Paul Kite is paid an annual consulting fee of $150,000. During the term of the agreement, Paul Kite will present to us potential real estate projects that he identifies, and we will have the right to pursue any such project. If we decline or fail to pursue the project, Paul Kite will be permitted to pursue such project himself. The consulting agreement runs through December 31, 2007, although either party has the right to terminate the consulting agreement at any time upon 30 or 60 days’ notice in certain circumstances. Decisions regarding termination or amendment of the consulting agreement require the approval of a majority of the independent members of our Board of Trustees. Pursuant to this consulting agreement, we paid Paul Kite $56,250 in consulting fees in 2004.

Cost-Sharing and Other Agreements with Affiliates

In August 2004, we entered into a cost-sharing agreement with KMI Management, pursuant to which it reimburses us for the cost of administrative and other services we provide to KMI Management and we reimburse it for the cost of construction advisory, human resources and other services KMI provides to us. In 2004 KMI Management reimbursed us $2,643 and we reimbursed KMI Management $54,462 under this cost-sharing agreement. The cost-sharing agreement has a one-year term, but contains automatic one-year renewals unless either party elects not to renew the agreement. Decisions by us regarding termination or amendment of the cost-sharing agreement require the approval of a majority of the independent members of our board of trustees.

We also entered into two other cost-sharing agreements in August 2004 with other entities that are controlled by one or more of the Principals or affiliates thereof that were excluded from our structure. Pursuant to these cost-sharing agreements, we agreed to provide development, construction, management, accounting and other services, as reasonably requested by the excluded entities. Each excluded entity is required to reimburse us quarterly for the cost of the services we provide under the cost-sharing agreements. In 2004 no amounts were charged to excluded entities.

Circle Block Partners, LLC, owned by Al Kite (30%), John Kite (25%), Paul Kite (25%) and Tom McGowan (20%) leases space from us pursuant to two leases entered into in September and December 2004. The leases run through February and March 2006, respectively, and provide for total monthly rent payments of $9,900. We received approximately $29,532 in rent under this lease in 2004.

Other Benefits to Related Parties

We repaid approximately $9.0 million of existing indebtedness due to two affiliates of certain of the Principals, Kite Capital, LLC and Kite-WG, LLC, that we assumed in connection with our formation transactions. Kite Capital, LLC, which is owned 37.5% by Al Kite, 25% by John Kite, 25% by Paul Kite and 12.5% by Tom McGowan, received approximately $8.4 million. Kite-WG, LLC, which is owned 30% by Al Kite, 25% by John Kite, 25% by Paul Kite and 20% by Tom McGowan, received approximately $0.6 million.

Certain of the Principals provided personal guaranties to lenders in connection with mortgage loans secured by the properties and other assets contributed to us in the formation transactions, the maximum potential liability of which was approximately $92 million at the completion of our initial public offering in August 2004. In addition, in certain cases these Principals also provided personal guaranties under environmental indemnities and other agreements, the maximum potential liability of which cannot be quantified. We caused substantially all of these personal guaranties to be assumed by our operating partnership with the consent of the lenders concurrently with the completion of our initial public offering in August 2004. The personal guaranties given by the Principals in connection with one of the properties we acquired in our formation transactions were not released by the lender. Under the terms of a contributor indemnity agreement among the operating partnership, the Principals and certain other parties, the operating partnership agreed to indemnify the Principals against all liabilities incurred by them to the beneficiaries of the personal guaranties arising out of the failure of the operating partnership to obtain a release of any of the personal guaranties. The operating partnership has also agreed to reimburse the Principals for all expenses they incur in connection with successfully enforcing their rights under the contributor indemnity agreement.

Gerald L. Moss, one of our trustees, is of Counsel with Bingham McHale LLP, a law firm that we retained during fiscal year 2004 and propose to retain during fiscal year 2005. The fees that we paid to Bingham MacHale LLP in 2004 were approximately $4,000.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2004.

Relationship With Independent Accountants

Fees

Our consolidated financial statements for the year ended December 31, 2004 have been audited by Ernst & Young LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the year ended December 31, 2004:

Audit Fees (1)	$1,354,000
Audit-Related Fees	$—
Tax Fees	$—
All Other Fees	$—
Total	$1,354,000

(1)	Audit Fees for 2004 include fees of $1,095,500 for services rendered in connection with our initial public offering in August 2004, fees for the audit of the financial statements and services associated with SEC registration statements.

The Audit Committee, which was formed in connection with our initial public offering, was not involved in approving the Audit Fees for services rendered in connection with our initial public offering.

All audit and permissible non-audit services provided by Ernst & Young LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

Other Matters to Come Before the 2005 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2006 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 14, 2005.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2006 annual meeting must be received no earlier than December 16, 2005 and no later than January 15, 2006.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

*    *    *    *

By Order of the Board of Trustees
Dame Prout
Secretary

Indianapolis, Indiana
April 13, 2005

APPENDIX A

KITE REALTY GROUP TRUST
Charter of the
Audit Committee

I.	Purpose

The principal purposes of the Audit Committee (the “Committee”) of the Board of Trustees (the “Board”) of Kite Realty Group Trust (the “Company”) are to (A) assist the Board in the oversight of (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function and independent auditors, and (B) prepare an audit committee report as required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	Composition and Qualification

The Committee shall be comprised of at least three (3) members of the Board, one of whom shall serve as Chairman of the Committee. The Chairman and all other members of the Committee shall meet the independence, experience, financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Commission, all as in effect from time to time. At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Because of the Committee’s demanding role and responsibilities, and the time commitment of each attendant to Committee membership, no member of the Committee, including the Chairman, shall serve on the audit committee of more than three (3) public companies at any one time, including the Committee.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the Committee may not (other than fees and equity received as compensation for serving as a trustee) accept or receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries. Because of the significantly greater time commitment of Committee members and in consideration thereof, the Board recognizes that it may be appropriate for members of the Committee to receive reasonable compensation greater than that paid to other members of the Board.

The Chairman and other members of the Committee shall be appointed by the Board, subject to satisfying the standards set forth above. Committee members may be removed by the Board, with or without cause. Any member of the Committee may resign at any time by giving written notice of his or her resignation to the Board.

III.	Meetings

The Committee shall meet at least quarterly, or more frequently as the Committee or the Board deems necessary or appropriate. The Chairman of the Committee may call special meetings of the Committee as necessary.

IV.	Goals, Authority, Responsibilities and Duties

General

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm employed by the Company (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm shall report directly to the Committee. In the performance of its duties, the Committee shall meet separately and periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditors.

In addition, the Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss the quarterly unaudited and/or annual audited financial statements with management and the Company’s independent auditors, including the results of the independent auditor’s review of the financial statements, prior to the Company’s issuing its quarterly or year-end earnings release and filing its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

Matters that will be reviewed and discussed include:

•	The Company’s disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls;

•	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

•	In general, the type and presentation of information to be included in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as review of any financial information and earnings guidance provided to analysts and rating agencies.

2.	Determine whether to recommend to the Board the inclusion of the annual audited financial statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year.

3.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall also review and evaluate the Company’s processes and policies for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. As part of this process, the Committee should discuss guidelines and policies to govern the process by which this is handled.

4.	Review with the independent auditor any audit problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management, and management’s response. Such review should include:

(a)	any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

(b)	any communications between the independent auditor and its national office respecting auditing or accounting issues presented by the engagement; and

(c)	any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company.

5.	Review the following matters with the independent auditor (such matters shall be timely reported to the Committee by the independent auditor):

(a)	All critical accounting policies and practices to be used;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

(c)	Other material written communications between the auditor and management, including any management letter or schedule of unadjusted differences.

6.	Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act, and any other officers that the Committee deems necessary or appropriate, to:

•	discuss whether there are any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

•	discuss whether there has been any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting;

•	discuss whether any changes in the Company’s internal control over financial reporting occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, and whether any corrective actions were taken with regard to significant deficiencies or material weaknesses in the Company’s internal control over financial reporting; and

•	obtain assurance that the disclosure controls and procedures have been adhered to for the relevant quarter.

7.	Review and assess on at least an annual basis the Company’s disclosure controls, policies and procedures.

Oversight of the Company’s Relationship With the Independent Auditor

8.	Be directly responsible and have the sole authority to appoint, compensate, retain, evaluate and terminate the independent auditors to be retained by the Company and to pre-approve all audit services, including the compensation of the independent auditors and all audit engagement fees and terms. The Committee may consult with management but shall not delegate these responsibilities to management. The Committee should meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

9.	Have the sole authority to, and shall, review and pre-approve, either pursuant to the Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company that is not prohibited by law. The Committee shall have the ability to delegate the authority to pre-approve non-audit services to one (1) or more designated members of the Committee. If such authority is delegated, the delegated member(s) of the Committee shall report to the full Committee, at the next Committee meeting, all items pre-approved by the designated member(s).

10.	Receive and review periodic reports, at least annually, prepared by the independent auditors regarding:

(a)	the auditors’ internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and

(c)	the auditor’s independence and all relationships between the independent auditor and the Company.

11.	Discuss the reports described in paragraph 10 above with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. As part of this process, the

Committee should evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence (and taking into account the opinions of management). The Committee also should receive, annually, a letter of independence from the independent auditor. The Committee shall present its conclusions to the Board.

12.	Review and evaluate the experience and qualifications of the senior members (including the lead partner) of the independent auditor team and the performance of the independent auditor (which firm ultimately is accountable to the Committee and the Board).

13.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

14.	Request a representation letter from the Company’s independent auditor prior to the commencement of the audit engagement confirming that (i) the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Company for more than five (5) consecutive years, and (ii) if either of such persons performed audit services for the Company for five (5) consecutive years, the last year of such period was more than five (5) years ago.

15.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

16.	Request evidence from the independent auditors confirming that such firm is registered with the Public Company Accounting Oversight Board.

17.	Obtain from the Company’s independent auditor the inspection report of the Public Company Accounting Oversight Board.

Oversight of the Company’s Internal Controls Over Financial Reporting

18.	Review and approve the audit plan and scope of work to be performed by the internal auditor.

19.	Review periodically the scope, responsibilities, budget and staffing of the internal audit function.

20.	Review and assess the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal auditor and the independent auditor.

21.	Review management’s annual report on internal control over financial reporting prior to the Company’s inclusion of such annual report in the Company’s Annual Report on Form 10-K.

22.	Review the independent auditor’s attestation report regarding management’s assessment of the Company’s internal control over financial reporting prior to the inclusion of such attestation report in the Company’s Annual Report on Form 10-K.

23.	Review and assess any reports to management prepared by the internal auditor and management’s response thereto, if any.

24.	Review with management any changes in the Company’s internal control over financial reporting that occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

25.	Review any significant deficiencies or material weaknesses identified in the Company’s internal control over financial reporting, and any special steps taken as a result thereof.

Compliance Oversight Responsibilities

26.	Review with the Company’s General Counsel (or, in the absence of such officer, other legal counsel of the Company) legal matters that have been brought to the Committee’s attention, or matters that have been brought to the General Counsel’s attention, that may have a material impact on the Company’s financial statements or the Company’s compliance policies and internal controls, as well as any material reports or inquiries received from regulatory bodies.

27.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

28.	Establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

29.	Establish and periodically review procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

30.	Review and assess on at least an annual basis the Company’s hiring policies with regard to employees or former employees of the independent auditor.

31.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

The responsibilities and duties set forth herein are the sole responsibility of the Committee and may not be allocated to a different committee.

V.	Additional Powers

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

The Committee shall have the authority to form, and delegate to, one or more subcommittees as it deems necessary or appropriate.

The Committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain and engage advisers for advice and assistance, including any independent accounting or legal counsel, and shall have the sole authority to approve the advisers’ fees and other retention terms.

The Committee shall advise the Company of the funding requirements necessary to pay (i) the auditors for the purpose of rendering the audit report or performing other audit, review or attest services, (ii) any other advisers employed by the audit committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

VI.	Reports to Shareholders and Board

The Committee shall prepare the report of the Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Commission.

The Committee shall regularly report to the Board regarding the status and disposition of the above matters.

VII.	Annual Committee Review

The Committee shall conduct an annual review and self-evaluation to determine whether it is functioning effectively and report on such review and evaluation to the Board. The Committee shall annually review and reassess the adequacy of (i) its Audit and Non-Audit Services Pre-Approval Policy, (ii) the Company’s Policy regarding Employment Relationships with Independent Auditor and (iii) this Charter and recommend any proposed changes to this Charter to the Board for approval.

VIII.	Disclosure

This Charter shall be posted on the Company’s website.

IX.	Relationship with Auditors and Board

The Company’s independent auditors are ultimately accountable to the Board and to the Committee, as representatives of the shareholders of the Company.

While the Committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or other applicable rules and regulations. The planning and conduct of the audit is the responsibility of the independent auditor and the financial statements are the responsibility of management.

Effective Date: August 12, 2004

30 SOUTH MERIDIAN STREET
SUITE 1100
INDIANAPOLIS, IN 46204

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kite Realty Group Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KITRL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KITE REALTY GROUP TRUST

The Board of Trustees recommends a vote for the nominees listed below in Proposal 1 and for Proposal 2.
				For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
Vote on Trustees

1.	To elect seven trustees to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The nominees are as follows:			☐	☐	☐

	(01) Alvin E. Kite, Jr.	(05) Eugene Golub
	(02) John A. Kite	(06) Gerald L. Moss
	(03) William E. Bindley	(07) Michael L. Smith
(04) Dr Richard A. Cosier

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KITE REALTY GROUP TRUST

PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2005

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 13, 2005, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, 8th Floor, Indianapolis, Indiana on Friday, May 13, 2005 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND, FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.